BDO USA, P.C. is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms. BDO is the brand name for the BDO network and for each of the BDO Member Firms. 3570 Carmel Mountain Road, Suite 400 San Diego, CA 92130 Tel: 858-404-9200 Fax: 858-404-9201 www.bdo.com Consent of Independent Registered Public Accounting Firm We hereby consent to the incorporation by reference in this Registration Statement of our report dated March 17, 2026, relating to the consolidated financial statements of Cibus, Inc. (the Company) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. June 23, 2026